STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CASH BONUS AWARD
September 19, 2007
Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”), has granted as of September 19, 2007 (the “Grant Date”) to Raymond L. Gellein, Jr. (the “Executive”) a cash bonus award in an amount equal to Seven Hundred Thousand Dollars ($700,000.00) (the “Award”) upon and subject to the restrictions, terms and conditions set forth below. References to employment by the Company shall include employment by a subsidiary of the Company.
1. Award Subject to Acceptance of Agreement. The Award shall be void unless the Executive accepts this Agreement (by executing it in the space provided below) and returns it to the Company within 90 days of the Grant Date.
2. Restriction Period. (a) The Award shall be payable on July 13, 2009 (the “Pay Date”), provided that in the event that the Executive’s employment with the Company is terminated by the Company with “cause” or by the Executive without “good reason” (as such terms are defined in Executive’s employment agreement with the Company) prior to the Pay Date, the Award shall be forfeited and cancelled, unless otherwise provided in subparagraphs (b) and (c) below.
     (b) If the Executive incurs a disability within the meaning of Treasury Regulation § 1.409A-3(i)(4) (a “Section 409A Disability”) or dies, the Award shall not forfeit and shall become payable upon such Section 409A Disability or upon the Executive’s death, as applicable. If the Executive’s employment by the Company terminates by reason of a disability that is not a Section 409A Disability, the Award shall not forfeit and shall be fully payable on the Pay Date.
     (c) If the Executive’s employment by the Company terminates by reason of Retirement (as defined below), the Award shall not forfeit, but shall remain outstanding and shall be payable on the Pay Date unless the Executive accepts any employment, assignment, position or responsibility, or acquires any ownership interest (other than holding and making investments in common equity securities of any corporation, limited partnership or other entity that has its common equity securities traded in a generally recognized market, provided such equity interest does not exceed 5% of the outstanding shares or equity interests in such corporation, limited partnership or other entity), which involves the Executive’s participation in a hotel and leisure company engaged in the operation of owned hotels, management of hotels, franchising hotels, development and operation of vacation ownership resorts and the marketing or selling of vacation ownership interests, in which case the Award shall be automatically cancelled and forfeited. If the Executive dies prior to the Pay Date following termination of employment by reason of Retirement, the Award shall be payable upon the Executive’s death to the Executive’s estate or heirs. For purposes of this Retirement, Retirement means termination of employment other than for “cause” after the Executive has reached the age of 55 years and has completed at least five years of service (full-time or full-time equivalent), provided that the sum of the age of Participant plus the number of years of service (full-time or full-time equivalent) is equal to at least 65.
2007 Cash Bonus Award

     (d) If the Executive’s employment by the Company terminates because of the Executive’s resignation for “good reason” or by the Company without “cause”, the Award shall remain outstanding and shall be payable on the Pay Date. If the Executive dies prior to the Pay Date following termination of employment by the Company without “cause” or by the Executive for “good reason”, the Award shall be payable upon the Executive’s death to the Executive’s estate or heirs.
4.	Additional Terms and Conditions.
4.1. Nontransferability of Award. The Award may not be transferred by the Executive other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except as permitted by the foregoing, the Award may not be sold, transferred, assigned, pledged, hypothecated, voluntarily encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, voluntarily encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
4.2. Required Tax Payments and Withholding Shares. All applicable federal, state, local or other taxes, domestic or foreign, (the “Required Tax Payments”) will be satisfied by the Company withholding any such amounts from the Award sufficient to make the Required Tax Payments.
4.3. Section 409A. Anything herein to the contrary notwithstanding, it is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent at all times. However, because the Agreement only provides for payment on the Pay Date, death or a Section 409A Disability, payment need not be delayed six (6) months, as would be required if payment were made to Executive upon a “separation from service” while he is a “specified employee” (within the meanings of such terms under Treasury Regulation Section 1.409A-1).
5.	Miscellaneous Provisions.
5.1. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Executive, acquire any rights hereunder in accordance with this Agreement.
5.2. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Company or its designated representative at corporate headquarters in White Plains, New York, Attention: Human Resources, and if to the Executive, to the address set forth for the Executive on the records of the Company or to the Executive’s e-mail or other electronic address with the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) personal delivery, (b) facsimile with confirmation of receipt, (c) e-mail or other electronic transmission to the Executive, (d) mailing in the United States mails, or (e) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, confirmation of receipt of facsimile transmission, one day after sending an e-mail or other
2007 Cash Bonus Award

electronic transmission to the Executive, or receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
5.3. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be construed in accordance with and governed by the laws of the State of Maryland without giving effect to conflicts of laws principles.
5.4 Personal Data. By accepting the Award, the Executive has voluntarily consented to the collection, use, processing and transfer of personal data about the Executive, including the Executive’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, details of the Award for the purpose of managing and administering the Award (“Data”). Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Award, and Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Company in the implementation, administration and management of the Award.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Kenneth S. Siegel
Name: Kenneth S. Siegel Title: Chief Administrative Officer & General Counsel

EXECUTIVE

/s/ Raymond L. Gellein

Raymond L. Gellein, Jr.
2007 Cash Bonus Award

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